Exhibit 5.1

King & Spalding LLP 1100 Louisiana, Suite 4100 Houston, TX 77002 Tel: +1 713 751 3200 Fax: +1 713 751 3290 www.kslaw.com
February 3, 2026

Ranger Energy Services, Inc.
10350 Richmond, Suite 550
Houston, Texas 77042
Ladies and Gentlemen:
We have acted as counsel for Ranger Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholder named therein of up to 1,998,401 shares of the Company’s Class A common stock, $0.01 par value per share (collectively, the “Shares”).

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below including, without limitation: (i) the amended and restated certificate of incorporation of the Company; (ii) the amended and restated bylaws of the Company, as amended; (iii) certain resolutions adopted by the board of directors of the Company; and (iv) the Registration Statement.

In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed the legal capacity of all natural persons, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained therein under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, other than as expressly stated herein with respect to the Shares.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP